Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated January 9, 2017 to Prospectus dated December 19, 2014

Registration No. 333-201149

DOMINION RESOURCES, INC.

FINAL TERM SHEET

January 9, 2017

	2017 Series A 1.875% Senior Notes due 2019	2017 Series B 2.75% Senior Notes due 2022

Issuer:	Dominion Resources, Inc.	Dominion Resources, Inc.

Principal Amount:	$400,000,000	$400,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	Baa2 (stable outlook)/ BBB (stable outlook)/ BBB+ (stable outlook)	Baa2 (stable outlook)/ BBB (stable outlook)/ BBB+ (stable outlook)

Trade Date:	January 9, 2017	January 9, 2017

Settlement Date:	January 12, 2017	January 12, 2017

Final Maturity Date:	January 15, 2019	January 15, 2022

Interest Payment Dates:	January 15 and July 15	January 15 and July 15

First Interest Payment Date:	July 15, 2017	July 15, 2017

Optional Redemption:	Make Whole Call at T+15 bps	Make Whole Call at T+15 bps prior to December 15, 2021; Par Call on or after December 15, 2021

Treasury Benchmark:	1.25% due December 31, 2018	2.00% due December 31, 2021

Benchmark Yield:	1.19%	1.881%

Spread to Benchmark:	+72 bps	+90 bps

Reoffer Yield:	1.91%	2.781%

Coupon:	1.875%	2.75%

Price to Public:	99.931%	99.856%

Proceeds to the Company Before Expenses:	99.681%	99.256%

CUSIP/ISIN:	25746UCQ0/ US25746UCQ04	25746UCR8/ US25746UCR86

Joint Book-Running Managers:	Barclays Capital Inc., Citigroup Global Markets Inc. and UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated January 9, 2017, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

Barclays Capital Inc.	1-888-603-5847 (toll free)
Citigroup Global Markets Inc.	1-800-831-9146 (toll free)
UBS Securities LLC	1-888-827-7275 (toll free)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.